UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 30, 2009

ACCO BRANDS CORPORATION
(Exact name of registrant as specified in its charter)

____________________________

Delaware	001-08454	36-2704017
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
300 Tower Parkway Lincolnshire, IL		60069
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (847) 541-9500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3—Securities and Trading Markets

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 30, 2009, ACCO Brands Corporation (the “Company”) received a notice from the New York Stock Exchange (“NYSE”) that the Company was not in compliance with one of the NYSE’s continued listing standards because the Company’s total market capitalization had been less than $75 million over a consecutive 30 trading-day period and its last reported stockholders’ equity was less than $75 million.

In accordance with NYSE procedures, the Company has 45 days from the receipt of the notice to submit a business plan to the NYSE demonstrating how it intends to comply with the NYSE’s continued listing standards within 18 months.  The Company will submit such a plan within the required time frame.  The NYSE may either accept the plan, in which case the Company would be subject to quarterly monitoring for compliance with the plan, or reject the plan.  If the NYSE determines to reject the Company’s plan, the Company would be subject to suspension by the NYSE.

Section 5—Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 1, 2009, Pierre E. Leroy notified the Company that he does not intend to stand for re-election upon the completion of his term as a director at the Company’s 2009 Annual Meeting of Stockholders.  Mr. Leroy advised the Company that his decision not to stand for re-election was not due to any disagreement with the Company on any matter.

Section 8—Other Events

Item 8.01.	Other Events.

Effective April 1, 2009, Thomas H. Shortt, age 41, was appointed Executive Vice President and Chief Strategy and Supply Chain Officer of the Company.  Prior to his position with the Company, Mr. Shortt had acted as a supply chain and information technology consultant since May 2008.  From February 2004 until May 2008, he was a president of Unisource Worldwide, Inc., a North American distributor of commercial printing and business imaging papers, packaging systems, and facility supplies and equipment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 2, 2009	ACCO BRANDS CORPORATION (Registrant) By: /s/Steven Rubin Name: Steven Rubin Title: Senior Vice President, Secretary and General Counsel